UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2007

Omrix Biopharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51905	52-2147005
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

630 Fifth Avenue, New York, New York		10111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-6500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2007, Joseph Akers resigned from the Board of Directors (the "Board") of Omrix Biopharmaceuticals, Inc. (the "Company") and Kevin Rakin was elected to the Board to fill this vacancy. In addition, Philippe Romagnoli was elected to the Board. Each of Mr. Rakin and Mr. Romagnoli will serve until his successor has been duly elected and qualified. Mr. Rakin will chair the Audit Committee and serve on the Compensation Committee.

On January 16, 2007, Nissim Mashiach, 46, was promoted to Executive Vice President and Chief Operating Officer of the Company.

In connection with their election, the Board approved a grant to each of Mr. Rakin and Mr. Romagnoli non-qualified stock options to purchase 11,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). In connection with his promotion, the Board approved a grant of non-qualified stock options to purchase 20,000 shares of Common Stock to Mr. Mashiach. All of these options were granted at an exercise price of $34.75 per share which was the mean between the highest and lowest reported sales price per share of Common Stock on the NASDAQ Global Market on January 16, 2007. The Board also approved a grant of 5,000 shares of restricted stock to Mr. Mashiach under the Company's 2005 Equity Incentive Plan for Israeli Employees. These restricted shares will vest in a single installment on January 16, 2010.

In addition, Mr. Mashiach’s annual base salary was increased 10% to U.S. $225,929. The other terms of his employment agreement remain the same.

A copy of the press release announcing these events is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated January 19, 2007 regarding certain elections to the Board and promotions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omrix Biopharmaceuticals, Inc.

January 19, 2007	By:	Michael Burshtine

Name: Michael Burshtine
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 19, 2007 regarding certain elections to the Board and promotions.